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                              UNITED STATES             Expires:January 31, 2003
                   SECURITIES AND EXCHANGE COMMISSION   hours per response 2.50
                         WASHINGTON, D.C.  20549
                                                               SEC FILE NUMBER
                               FORM 12b-25              ------------------------
                                                                000-30252

                       NOTIFICATION OF LATE FILING             CUSIP NUMBER
                                                        ------------------------
                                                                371828104

(Check  One): [ ] Form 10-K  [ ]Form 20-F  [ ]Form 11-K  [X]Form 10-Q
[ ]Form N-SAR
                 For  Period  Ended:  December  31,  2002
                 [   ]     Transition  Report  on  Form  10-K
                 [   ]     Transition  Report  on  Form  20-F
                 [   ]     Transition  Report  on  Form  11-K
                 [   ]     Transition  Report  on  Form  10-Q
                 [   ]     Transition  Report  on  Form  N-SAR
                 For  the  Transition  Period  Ended:  N/A

    READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE. NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If  the  notification relates to a portion of the filing checked above, identify the  Item(s)  to  which  the  notification  relates:

PART  I  -  REGISTRANT  INFORMATION

Genesis  Bioventures,  Inc.
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Full  Name  of  Registrant

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Former  Name  if  Applicable

Suite  1A  -  3033  King  George  Highway
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Address  of  Principal  Executive  Office  (Street  and  number)

Surrey,  British  Columbia,  Canada  V4P  1B8
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City,  State  and  Zip  Code

PART  II  -  RULES  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed
[X] due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

PART  III  -  NARRATIVE
State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED.)

The Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2003 could not be filed within the prescribed time period without unreasonable effort or expense due to the inability of Management to provide our independent auditors with completed financial statements in time for our accountants to complete their review and to report on the financial statements required to be included with the Form 10-Q. The delay is as a result of, previously announced, ongoing merger negotiations and the necessity to renegotiate a license with the University of Michigan for the rights to our core technology.





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The  Registrant  will  file its complete Form 10-KSB within the time allotted by
Rule  12b-25.





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PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

               T. J. Louis McKinney                      604-542-0820
               --------------------            -----------------------------
                      (Name)                   (Area Code + Telephone Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is
     no, identify report(s).                               [X] Yes    [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof:                                              [ ] Yes    [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------

                            Genesis Bioventures, Inc.
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March  31, 2003     By:  /s/ T. J. Louis  McKinney
       ---------------          ------------------------------------------------
                                T. J. Louis  McKinney,  Chief  Financial Officer






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